Exhibit 10.13

Executive Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of March 19, 2025 (“Effective Date”), by and between Dr. Sian Bigora (the “Executive”) and Processa Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Processa”) (collectively referred to herein as the “Parties”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. This Agreement shall be effective for the term beginning on the Effective Date and continue until terminated or modified pursuant to Section 4 of this Agreement. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties. During the Employment Term, the Executive shall serve as the Chief Development and Regulatory Officer of the Company. In such position, the Executive shall have such duties, authority, and responsibilities as shall be mutually agreed upon by the Chief Executive Officer and the Executive, which duties, authority, and responsibilities are consistent with the Executive’s position and prevailing industry standards. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation, which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company’s Chief Executive Officer (“CEO”). Notwithstanding, the Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, investments and holdings, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, (iv) serve on the board of directors of for-profit organizations that do not directly compete with the Company, with the prior approval of the CEO and (iv) conduct business and other matters that were previously disclosed to the Company prior to the Employment Term, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder.

3. Compensation and Benefits.

3.1 Base Salary. The Company shall pay the Executive an annual base salary of $387,920, less all lawfully required deductions and withholdings (“Base Salary”), which will be paid in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s Base Salary shall be reviewed annually and may be increased based on an assessment of Executive’s performance, the performance of the Company, inflation, the then prevailing salary scales for comparable positions and other relevant factors; provided, however, that any increase in Base Salary shall be solely within the discretion of the CEO and Compensation Committee of the Company’s Board. Executive’s Base Salary may not be subject to reduction from the level set forth above, unless pursuant to a salary reduction program of general application to employment contract executives of the Company, provided that, unless agreed to in writing by Executive, the percentage reduction of Executive’s Base Salary shall not be greater than the percentage reduction applied to any other employment contract executive of the Company.

3.2 Bonus. This is a non-qualified plan used by the Company to provide special compensation to key executives. The Company’s contribution to an executive bonus plan is considered salary to the Executive and is therefore subject to taxation. The Executive is eligible to participate in the bonus pool with a target bonus equal to 40% of Executive’s Base Salary, as then in effect (the “Target Bonus”), as may be awarded pursuant to any annual executive bonus plan and related corporate goals approved solely at the discretion of the Compensation Committee of the Board. Any such Annual Bonus shall contain such rights and features as are typically afforded to other contract executives of the Company.

3.3 Equity Compensation (RSUs, RSAs, Stock Options, Other). The Compensation Committee of the Board (the “Compensation Committee”), and pursuant to Processa’s 2019 Omnibus Incentive Plan, or any such additional incentive plans that may be in place at such time, (the “Plan”) has previously granted new hire RSUs to Employee. Any additional equity grants will be at the reasonable discretion of the Compensation Committee of the Board. The specifics of the grants will be described in the Award Agreement to be provided to the Executive. Notwithstanding the above and any other sections in this Agreement, all unvested equity granted herein, any additional unvested granted and any other unvested equity-linked securities that may be granted in the future shall immediately vest upon a Change in Control (as defined in Section 4.5).

3.4 Incentive and Deferred Compensation. Employee shall be eligible to participate in all incentive and deferred compensation programs available to other executives or officers of Processa, such participation to be in the same form, under the same terms, and to the same extent that such programs are made available to other such similarly situated executives or officers. Except as otherwise provided herein, nothing in this Agreement shall be deemed to require the payment of bonuses, awards, or incentive compensation to Employee if such payment would not otherwise be required under the terms of Processa’s incentive compensation programs. The Company reserves the right to interpret, amend or terminate any incentive compensation program at any time in its sole discretion, subject to the terms of such incentive compensation program and applicable law.

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3.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.6 Paid Time Off. During the Employment Term, the Executive will be entitled to earn and use paid time off (“PTO”) in accordance with the terms of the Company’s PTO policy.

3.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3.8 Withholding. By signing this Agreement, the Executive hereby authorizes the Company to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

4. Termination of Employment. The Employment Term and the Executive’s employment with the Company may be terminated upon the following conditions or events:

4.1 Death or Permanent Disability. The Executive employment under this Agreement and the Employment Term shall terminate immediately in the event of the death or Permanent Disability of Executive. “Permanent Disability” shall be defined as (1) Executive’s inability to perform the essential functions of his position, with or without reasonable accommodation, for a period of six consecutive months or for an aggregate of six months in any twelve month period, as determined by a physician licensed to practice medicine and designated by Employer and acceptable to the Executive, having reviewed and considered information provided by the Executive’s healthcare provider(s); (2) if the Executive is subject to a legal decree of incompetency; or (3) the Executive receives benefits pursuant to a long-term disability insurance plan, and the person or persons required to make disability determinations under the long-term disability plan determines that the Executive has a disability that, if Executive qualified for such disability benefits, would provide coverage for the longest period of time.. Any refusal by the Executive to submit to a medical examination for the purpose of determining a Permanent Disability shall be deemed to constitute conclusive evidence of the Executive’s Permanent Disability.

4.2 Termination by Executive. The Executive may voluntarily terminate their employment with the Company by providing at least ninety (90) days written notice to the Company of such termination. Once such notice is given, the Company may elect to terminate the Executive prior to the conclusion of the ninety-day period. The Executive shall be paid their Base Salary through the end of the 90-day period. The Executive may also terminate their employment hereunder for “Good Reason.” For the purpose of determining Executive’s right to Severance Pay and other payments described in Section 5.2 and elsewhere in this Agreement, the Executive’s resignation will be for “Good Reason” if the Executive resigns after any of the following events: (A) a decrease of more than 5% in Executive’s Base Salary or annual target bonus opportunity other than a reduction in Executive’s Base Salary or annual target bonus opportunity that is implemented in connection with a contemporaneous, temporary reduction in annual base salaries by the same percentage affecting other senior executives of the Company or (B) a material decrease in the Executive’s authority or areas of responsibility as are commensurate with such Executive’s title or position.

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4.3 Termination by the Company Without Cause. The Company may terminate the Executive’s employment hereunder for any reason other than Cause by delivering written notice of termination to the Executive at least ninety (90) days prior to the date of termination. The Company may elect to earlier terminate and pay Executive their regular Base Salary and benefits through the end of the 90-day period as an addition to severance pay in lieu of such notice.

4.4 Termination by the Company for Cause. Employer may terminate the Executive immediately for Cause. For purposes of this Agreement, “Cause” shall mean:

a) the Executive’s refusal or inability to perform or observe any of the Executive’s material duties, responsibilities or obligations set forth in this Agreement (other than any such refusal or inability resulting from Executive’s Permanent Disability); provided, however, that Employer shall not be deemed to have Cause pursuant to this clause unless the Company gives the Executive written notice that the specified conduct has occurred and the Executive fails to cure the conduct within thirty (30) days after receipt of such notice;

b) any act of the Executive involving fraud, theft, misappropriation of funds, or embezzlement;

c) the Executive is convicted of any felony or misdemeanor involving dishonesty, violence or moral turpitude, or which in the reasonable judgment of the Company, reflects materially and adversely on the reputation of the Company;

d) the Executive’s material failure to comply with any of the Company’s policies, including but not limited to by engaging in the illegal use of controlled substances, the knowing abuse of prescribed medications, or the misuse of alcohol;

e) the Executive’s material breach of fiduciary duty of care, loyalty, and good faith, ensuring diligent, company-focused actions and legal compliance.

4.5 Termination of Employment Involving a Change of Control. The Executive’s employment with the Company may be terminated in the event that a Change in Control occurs, and the Executive’s employment with the Company is terminated by the Company Without Cause or by the Executive for Good Reason at any time within the three (3) month period before the date of and in connection with such Change in Control or during the twelve (12) month period following the date of such Change in Control (“Termination as a Result of a Change in Control”). For purposes of this Section, “Change in Control” shall mean and include:

a) Acquisition by any “Person” or “Group” of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities;

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b) A change in the composition of the Board occurring within a twelve (12) month period, as a result of which a majority of the incumbent directors are replaced by directors whose appointment or election is not endorsed by a majority of the incumbent directors before the date of the appointment or election;

c) Merger or consolidation in which the seller’s shareholders no longer control the surviving entity;

d) Sale of substantially all assets to an unrelated entity.

4.6 Resignation of All Other Positions. On termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates (and shall confirm such resignation in writing upon the request of the Company).

4.7 Termination Date. The final date on which the Executive is actually employed by the Company pursuant to this Agreement shall be the “Termination Date.”

5. Compensation on Termination of Employment.

5.1 Earned and Accrued Payments. In the event that the Executive’s employment is terminated, the Executive shall be entitled to receive: (a) any accrued but unpaid Base Salary, which shall be paid on the pay date immediately following the Executive’s Termination Date, unless earlier required by applicable law; (b) any accrued but unpaid target annual bonus or any other granted bonus where such bonus was determined prior to the Termination Date, which shall be paid on the otherwise applicable payment date; (c) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (d) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein. The treatment of any outstanding equity awards shall be determined in accordance with the terms in this Agreement, of the Plan and the applicable award agreements. For clarification purposes, if the Termination Date occurs prior to the date of payment of the prior year bonus, the entire unpaid bonus from the prior year plus the pro-rata accrued but unpaid bonus from the year of the Termination date would be included in 5.1(b).

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5.2 Severance Pay. In the event that the Executive’s employment with the Company is terminated due to death or Permanent Disability, by the Company Without Cause, the Executive terminates employment with the Company for Good Reason, and/or there is a Termination as a Result of a Change in Control (each a “Separation Event”), the Executive shall be entitled to:

a.	One year of Base Salary and Target Bonus (“Severance Pay”), paid out in accordance with the normal payroll practices of the Company following the Termination Date and paid out over the twelve (12) month period. Payment of any Severance Pay shall be conditioned upon the Executive executing and not revoking a separation agreement reasonably satisfactory to the Company (or its successor) and to the Executive, including a general release of all claims that is reasonably satisfactory with terms substantially similar to typical agreements to the Company (or its successor) and the Executive; and

b.	For the twelve (12) month period following the Separation Event, (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires), and the Executive has elected COBRA coverage then the Company shall arrange to provide Executive and his eligible dependents who were covered under the Company’s health insurance plans as of the date of the Separation Event with health (including medical and dental) insurance benefits substantially similar to those provided to such dependents immediately prior to the date of such Separation Event. The Executive will be responsible for any portion of the premium associated with such coverage that he was responsible for during employment. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources. If any of the Company’s health benefits are self-funded as of the date of Separation Event, or if the Company cannot provide the foregoing benefits in a manner that exempt from Section 409A of the Code or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to the Executive an amount equal to twelve (12) multiplied by the monthly premium the Executive would be required to pay for continuation coverage pursuant to the COBRA for his/her eligible dependents who were covered under the Company’s health plans as of the date of the Separation Event (calculated by reference to the premium as of the date of the Separation Event), which amount shall be paid on the Payment Date. Eligibility for this benefit is contingent upon the execution and nonrevocation of the separation agreement referenced above.

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5.3 Section 280G. If the Executive becomes entitled to any amount in the nature of compensation payable by the Company that is contingent on a change in ownership, effective control, or substantial ownership of a substantial portion of the Company’s assets within the meaning of Section 280G of the Internal Revenue Code (“Covered Payments”) and constitute “Parachute Payments” within the meaning within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and that is subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes. In the event reduction is required, the Covered Payments shall be reduced by the Company in the following order: (i) cash severance payments hereunder to the extent not subject to Section 409A of the Code in the reverse order of payment; (ii) any other portion of the Covered Payments that are not subject to Section 409A of the Code in the reverse order of payment (other than any acceleration of vesting of equity awards); (iii) Covered Payments that are not subject to Section 409A of the Code that arise from the accelerated vesting of equity awards, and; (iv) Covered Payments that are subject to Section 409A of the Code in a manner consistent with Section 409A of the Code. All determinations pursuant to this Section 5.4 shall be made by tax accountants selected by the Company and reasonably acceptable to Executive (the “Accountants”), whose determinations shall be binding on the Company and the Executive absent manifest error. The Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order for the Accountants to make their determinations.

6. Return of Property and Employee Non-Solicit.

6.1 Return of Property. Upon termination of Executive’s employment with the Company for any reason, upon request, Executive will use reasonable efforts to promptly deliver to the Company all equipment, correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property containing material information pertaining to the Company’s customers, business plans, marketing strategies, products, property or processes..

6.2 Non-Solicitation of Employees Covenant. Executive acknowledges that the Company’s employees and consultants are a valuable asset to the Company, especially because such employees have access to and knowledge of the Company’s confidential information and trade secrets. As such, Executive agrees for a period of one-year from the Termination Date, with respect to any Company employee with whom Executive had material business contact during their employment with the Company, Executive will not (i) induce or attempt to induce such employee of the Company to leave employment or contracting with the Company; or (ii) directly solicit the services of or hire away such current employee of the Company.

6.3 Notification of Future Employers. Executive hereby agrees to notify any future employers or prospective employers of the foregoing obligations and authorizes the Company to provide a single notice of the terms in Section 6 to Executive’s actual or future employers (or persons or entities that contract or seek to contract for Executive’s services).

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6.4 Remedies. In the event of a breach or threatened breach by either party, each party hereby consents and agrees that the non-breaching party may (as determined by a court of law or proper judicial authority) be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages. The aforementioned equitable relief may (as determined by a court of law or proper judicial authority) be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

7. Assignment of Inventions and Rights.

7.1 Work Product. The Executive acknowledges and agrees that all designs, devices, discoveries, processes, proprietary software, writings, inventions, improvements and documentation, and any other works of authorship (collectively, “Work Product”), and all related know-how, produced, made, conceived or authored by the Executive, solely or jointly with others, in the course of his employment with the Company together with any intellectual property rights concerning the Work Product produced, made, conceived or authored by the Executive, including any moral rights relating to any of the foregoing, are works made for hire and the property of the Company if such works (i) result or are derived from, at the time the Work Product is produced, made, conceived or reduced to practice, the actual business, research, or development of the Company; or (ii) are result from any work performed by the Executive for or on behalf of the Company; or (iii) are created or developed with the use of Proprietary Information or Company equipment, supplies, facilities, information, materials or other Company resources (“Company IP”). The Executive shall disclose in writing any such Company IP promptly to the Company and hereby irrevocably assign any and all rights in their entirety, throughout the world, in and to such works to the Company or its assignees.

7.2 To the extent that any such Company IP may not, by operation of law, be deemed works made for hire, this Agreement shall constitute an irrevocable assignment by the Executive to the Company of the ownership of, and all right, title, and interest in and to such items, including an irrevocable assignment of all moral rights relating thereto, and the Company shall have the right to obtain and hold in its own name, all intellectual property rights, including without limitation, patent, trade secret, copyright and similar protections which may be available in such Company IP throughout the world.

7.3 The Executive agrees that all work product made by them after the end of employment with the Company, whether created solely by the Executive or jointly with others, that is based on or contains Confidential Information of the Company, shall belong to the Company; and the Executive irrevocably assigns any and all rights in their entirety, throughout the world, in and to such future Work Product to the Company.

7.4 The Executive agrees to use reasonable efforts to assist the Company, or its designee or assignee, to secure and perfect the Company’s (and/or such designee’s) rights in such Work Product and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights and/or moral rights relating thereto in any and all countries, including the written disclosure to the Company of all information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for, obtain and protect such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Company IP, and any copyright, patents, trade secrets, mask work rights or other intellectual property rights and/or moral rights contained therein and/or relating thereto. The Executive further agrees that their obligation to execute or cause to be executed any such instrument or papers shall continue after employment with the Company ends. The Executive shall be entitled to reimbursement for reasonable expenses in providing such post-employment assistance.

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7.5 In the event the Company is unable due to Executive’s subsequent disability, incapacity or for any other reason whatsoever to secure his signature to any lawful and necessary document required to apply for, register or execute any patent, copyright or other applications with respect to any such Company IP, the Executive hereby irrevocably appoints the Company and its duly authorized officers and agents as its agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by the Executive.

7.6 In the event Company should not desire to secure and perfect its rights to any Company IP, but should desire to keep the same secret, the Executive agrees that they will do everything reasonably in his power to assist Company in this and will not disclose any information relating to such Company IP except with the prior written consent of Company.

7.7 In order to permit the Company to claim rights to which it may be entitled, Executive agrees to disclose to the Company in writing and in confidence all inventions or Company IP that Executive makes or conceive of, either solely or jointly with others, during the term of his employment with the Company.

7.8 All Work Product that was made by the Executive before his employment with the Company (collectively referred to as “Prior Inventions”) are excluded from Section 5 of this Agreement. The Executive agrees not to incorporate into a Company product, process or code, or other Company Work Product, a Prior Invention.

8. Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

9. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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10. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

11. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

12. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

13. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15. Section 409A.

15.1 General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

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15.2 Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon the Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) shall not be paid until the fifty-fifth (55th) day following Executive’s Separation from Service (the “First Payment Date”).

15.3 Specified Employee. Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Executive’s benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of the Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or the Executive’s estate or beneficiaries), and any remaining payments due to the Executive under this Agreement shall be paid as otherwise provided herein.

15.4 Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to the Executive shall be paid to the Executive no later than December 31st of the calendar year following the calendar year in which the expense was incurred; provided, that the Executive submits the Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one calendar year shall not affect the amount eligible for reimbursement in any subsequent calendar year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

15.5 Installments. The Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on the Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

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16. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

17. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:	Chief Executive Officer

Processa Pharmaceuticals, Inc.

7380 Coca Cola Drive, Suite 106

Hanover, MD 21076

If to the Executive:	Dr. Sian Bigora

11608 Periwinkle Drive

Naples, FL 34120

18. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PROCESSA Pharmaceuticals, Inc.		DR. SIAN BIGORA

By:	/s/ George Ng	/s/ Sian Bigora
George Ng, Chief Executive Officer

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